Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2011 Financial Results

-$33.2 million of ADCETRIS™ Net Product Sales in Fourth Quarter 2011-

-Broad Clinical Program to Evaluate ADCETRIS in CD30-Positive Malignancies; Nine Ongoing

Clinical Trials; Three Additional Phase III Trial Initiations Planned-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — February 13, 2012 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2011. The company also highlighted the ADCETRIS (brentuximab vedotin) product launch, recent ADCETRIS clinical data, ongoing and planned clinical development activities and upcoming milestones.

“We are pleased with the successful launch of ADCETRIS and our execution in bringing this drug to patients in need,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Our commercialization initiatives continue to focus on expanding awareness of ADCETRIS among oncologists, particularly in the community setting, and ensuring an efficient reimbursement process. We are also executing on a broad clinical development program of ADCETRIS to evaluate its potential in earlier lines of therapy for Hodgkin lymphoma and mature T-cell lymphomas, as well as in other CD30-positive malignancies. Over the past few months, we have reported encouraging data in multiple settings that support our aggressive clinical development plans, including in front-line Hodgkin lymphoma, front-line systemic ALCL and relapsed CTCL. In addition, we and our collaborators are advancing a robust pipeline of clinical and preclinical ADC programs.”

Recent Highlights

Reported clinical data on ADCETRIS (brentuximab vedotin) in multiple settings, notably demonstrating strong progress towards the company’s goal of redefining front-line therapy for Hodgkin lymphoma and mature T-cell lymphomas. ADCETRIS has not been approved for use in any of the following settings. Data were presented from:

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A phase I trial evaluating sequential and concurrent administration of ADCETRIS with multi-agent chemotherapy in front-line mature T-cell lymphomas, including systemic anaplastic large cell lymphoma (sALCL).

•	A phase I trial evaluating concurrent administration of ADCETRIS with multi-agent chemotherapy in front-line Hodgkin lymphoma.

•	An investigator-sponsored phase II clinical trial of ADCETRIS in patients with cutaneous T-cell lymphoma (CTCL).

•	Case studies of two patients with peripheral T-cell lymphoma (PTCL).

•	A case series of patients with Hodgkin lymphoma or sALCL who received greater than 16 cycles of ADCETRIS.

•	An analysis of the outcome of patients with relapsed Hodgkin lymphoma or sALCL who received an allogeneic stem cell transplant after treatment with ADCETRIS.

Announced multiple recent clinical trial initiations to broadly evaluate ADCETRIS in CD30-positive malignancies. Highlights include:

•	Initiated a phase II clinical trial in relapsed or refractory CD30-positive non-Hodgkin lymphomas, including PTCL, diffuse large B-cell lymphoma and other less common lymphoma subtypes.

•	Initiated a phase II clinical trial in patients with CD30-positive non-lymphoma malignancies, including solid tumors, leukemia and multiple myeloma.

•

Supported five investigator-sponsored trials (ISTs), including trials to evaluate ADCETRIS in earlier lines of Hodgkin lymphoma therapy, in older people with Hodgkin lymphoma and in other CD30-positive malignancies; expect to support multiple additional ISTs utilizing ADCETRIS to begin during 2012.

Demonstrated continued progress across product pipeline of antibody-drug conjugates (ADCs), including:

•	Completed enrollment in a phase I trial of single-agent SGN-75 in non-Hodgkin lymphoma and renal cell carcinoma.

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Completed enrollment in a phase I clinical trial of ASG-5ME for patients with pancreatic cancer; patient enrollment in a phase I clinical trial of ASG-5ME for prostate cancer is ongoing. ASG-5ME is a co-development program with Agensys, an affiliate of Astellas.

•	Continued patient enrollment in a phase I clinical trial of ASG-22ME for solid tumors. ASG-22ME is a co-development program with Agensys, an affiliate of Agensys.

Achieved multiple milestones driven by collaborator progress under ADC agreements, including:

•	Preclinical milestone payments from Pfizer and Abbott.

•	Three payments from Agensys, an affiliate of Astellas, upon exercise of options for additional exclusive antigen licenses under the companies’ ongoing ADC collaboration.

Upcoming Milestones

Planning multiple milestones for ADCETRIS and other pipeline programs, including:

•	Initiating a phase III clinical trial of ADCETRIS in CTCL by mid-2012.

•	Initiating a phase III clinical trial of ADCETRIS in front-line advanced stage Hodgkin lymphoma by late 2012 to early 2013.

•	Initiating a phase III clinical trial of ADCETRIS in front-line mature T-cell lymphomas, including sALCL, by late 2012 to early 2013.

•	Submitting an application during the first half of 2012 to Health Canada for approval of ADCETRIS in relapsed Hodgkin lymphoma and sALCL.

•

Millennium/Takeda expects a decision during 2012 from the European Medicines Agency (EMA) on an ADCETRIS marketing authorization application (MAA) filed by Takeda Global Research & Development Centre (Europe); the MAA filing was accepted by the EMA in June 2011.

•	Initiating during 2012 a phase Ib clinical trial to evaluate SGN-75 in combination with everolimus, an mTOR inhibitor, for renal cell carcinoma.

•	Submitting an investigational new drug application during 2012 for SGN-CD19A, a CD19-targeted ADC.

Fourth Quarter and Year 2011 Financial Results

Revenues in the fourth quarter of 2011 were $48.9 million, compared to $8.1 million in the fourth quarter of 2010. Fourth quarter 2011 revenues include ADCETRIS net product sales of $33.2 million. For the year 2011, revenues were $94.8 million, compared to $107.5 million for the year 2010. Revenues for the year in 2011 include $43.2 million in ADCETRIS net product sales. In addition, 2011 revenues were driven by revenue under the company’s ADCETRIS and ADC collaborations. Revenues for the year ended December 31, 2010 included approximately $70 million earned in the first half of 2010 under the dacetuzumab collaboration with Genentech that ended in June 2010.

Total costs and expenses for the fourth quarter of 2011 were $67.6 million, compared to $43.0 million for the fourth quarter of 2010. For the year 2011, total costs and expenses were $239.2 million, compared to $175.7 million for the year 2010. The planned increases in 2011 costs and expenses were primarily driven by sales and marketing activities related to the launch of ADCETRIS and higher research and development expenses, including clinical development to evaluate potential additional applications of ADCETRIS and to advance the company’s ADC pipeline programs. Under the ADCETRIS collaboration with Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Millennium on a 50:50 basis. Reimbursement payments received from Millennium are recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and milestone payments. Non-cash, share-based compensation expense for the year 2011 was $20.0 million, compared to $14.3 million for the year 2010.

Net loss for the fourth quarter of 2011 was $27.2 million, or $0.24 per share, compared to a net loss of $34.5 million, or $0.34 per share, for the fourth quarter of 2010. Net loss in the fourth quarter of 2011 includes an $8.7 million valuation adjustment for the company’s holdings in auction rate securities, resulting in a carrying value of $5.8 million. For the year ended December 31, 2011, net loss was $152.0 million, or $1.34 per share, compared to net loss of $66.3 million, or $0.66 per share, for year ended December 31, 2010.

As of December 31, 2011, Seattle Genetics had $330.7 million in cash and investments, compared to $294.8 million as of December 31, 2010. The increase in cash and investments reflects net proceeds of approximately $168 million from the company’s public offering of common stock in February 2011 and collaboration payments received during 2011 totaling approximately $70 million.

2012 Financial Outlook

Seattle Genetics anticipates that revenues from collaboration and license agreements in 2012 will be in the range of $55 million to $65 million. These revenues will be generated from fees, milestones and reimbursements earned through the company’s ADCETRIS and ADC collaborations. The company is not providing guidance on expected revenue from ADCETRIS product sales at this time.

Total research and development and selling, general and administrative expenses in 2012 are expected to be in the range of $245 million to $270 million, approximately 35 percent of which is expected to be attributable to selling, general and administrative expenses. Operating expenses will be directed primarily towards commercialization and clinical trials of ADCETRIS, development and clinical activities for SGN-75, ASG-5ME and ASG-22ME, IND-enabling activities for SGN-CD19A, and advancing other preclinical programs. Non-cash expenses are expected to be in the range of $30 million to $33 million in 2012, primarily attributable to share-based compensation expense.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-8609 (domestic) or (480) 629-9692 (international). The access code is 4509854. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4509854. The telephone replay will be available until 4:00 p.m. PT on Wednesday, February 15, 2012.

About ADCETRIS

ADCETRIS (brentuximab vedotin) is an ADC comprising an anti-CD30 monoclonal antibody attached by a protease-cleavable linker to a microtubule disrupting agent, monomethyl auristatin E (MMAE), utilizing Seattle Genetics’ proprietary technology. The ADC employs a linker system that is designed to be stable in the bloodstream but to release MMAE upon internalization into CD30-expressing tumor cells. ADCETRIS is approved for the treatment of patients with relapsed Hodgkin lymphoma and for the treatment of patients with relapsed sALCL.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The FDA granted accelerated approval of ADCETRIS in August 2011 for two indications. ADCETRIS is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has three other clinical-stage ADC programs: SGN-75, ASG-5ME and ASG-22ME. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Abbott, Bayer, Celldex Therapeutics, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys, an affiliate of Astellas, and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for 2012 collaboration and license revenue. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the safety and/or efficacy results of our clinical trials of ADCETRIS affect the commercial potential or ability to initiate future clinical trials of ADCETRIS. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended September 30, 2011 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Cash, cash equivalents, short and long term investments	$330,696	$294,840
Other assets	94,520	35,096

Total assets	$425,216	$329,936

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$53,048	$25,783
Deferred revenue and long-term liabilities	153,319	142,635
Stockholders’ equity	218,849	161,518

Total liabilities and stockholders’ equity	$425,216	$329,936

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenues
Net product sales	$33,194	$—	$43,241	$—
Collaboration and license agreement revenues	15,693	8,146	51,537	107,470

Total revenues	48,887	8,146	94,778	107,470

Costs and expenses
Cost of sales	2,391	—	3,115	—
Research and development	40,239	32,520	163,396	146,410
Selling, general and administrative	24,954	10,522	72,659	29,258

Total costs and expenses	67,584	43,042	239,170	175,668

Loss from operations	(18,697)	(34,896)	(144,392)	(68,198)
Investment income (loss), net	(8,468)	350	(7,638)	1,933

Net loss	$(27,165)	$(34,546)	$(152,030)	$(66,265)

Basic and diluted net loss per share	$(0.24)	$(0.34)	$(1.34)	$(0.66)

Weighted-average shares used in computing basic and diluted net loss per share	115,064	101,450	113,098	101,055